Exhibit 99.1



FOR IMMEDIATE RELEASE:                                   Contact: (336) 663-1233

                                                                     Dean Priddy
                                                         Chief Financial Officer

                                                                    Doug DeLieto
                                                  Director of Investor Relations


                 RF MICRO DEVICES UPDATES MARCH QUARTER GUIDANCE


GREENSBORO,NC April 7, 2003 RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today provided updated guidance for the Company's fiscal 2003 fourth quarter, ended March 31, 2003. Based upon preliminary data, revenues for the March 2003 quarter are expected to be approximately $138.3 million, and the loss for the same period is expected to be in the range of or $(0.05) to $(0.07) per share. By comparison, on January 14, 2003, the Company originally estimated that it would have revenues of approximately $135 million and earnings per share in the range of breakeven to a $0.01 loss per share during the March quarter. Included in the preliminary loss per share is an anticipated write-down of investments of approximately $1.7 million. The Company expects to generate positive cash flow from operations during the March 2003 quarter.


Despite exceeding its original revenue estimate, the Company attributes the increase in its expected net loss for the quarter primarily to a shift in product mix. Specifically, the Company saw decreased demand in the final weeks of the quarter for higher margin integrated circuit products and increased demand throughout the quarter for lower margin power amplifier (PA) modules, specifically dual-band PA modules for GSM handsets.

Bob Bruggeworth, president and CEO of RF Micro Devices, said, "We executed better than anticipated in the GSM market, and our revenue performance made clear continued share gains in power amplifiers. However, the pronounced shift during the quarter to GSM PA modules, combined with softness in demand late in the quarter for CDMA and TDMA PAs and small signal devices, adversely impacted March quarter profitability. We continue to implement operating initiatives to improve our gross margins and profitability, such as our transition from four- to six-inch wafer manufacturing capabilities, which we are currently scheduled to begin this quarter. Our growth strategies, diversification efforts and gross margin improvement initiatives remain intact and unchanged."

RF Micro Devices will conduct a conference call at 5:00 p.m. ET today to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at WWW.STREETEVENTS.COM or WWW.RFMD.COM (under Investor Info). The call will also be available live by dialing (212) 329-1453, and a replay will be available by dialing (303) 590-3000 and entering pass code 534447.

RF Micro Devices will provide its complete fiscal 2003 fourth quarter and fiscal year financial results and its guidance for the fiscal 2004 first quarter ending June 30, 2003 in a press release and on an accompanying conference call on April 22, 2003 at 4:00 p.m. ET and 5:00 p.m. ET, respectively. The conference call will be broadcast live over the Internet at WWW.STREETEVENTS.COM or WWW.RFMD.COM (under Investor Info). The call will also be available live by dialing (212) 329-1453, and a replay will be available by dialing (303) 590-3000 and entering pass code 533550.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) primarily for wireless communications products and applications such as cellular and PCS phones, base stations, wireless LANs, and cable television modems. The Company offers a broad array of products - including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers - representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company's strategy is to focus on wireless markets by offering a broad range of standard and custom-designed RFICs in order to position itself as a "one-stop" solution for its customers' RFIC needs. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expect," "anticipate," "intend," "plan," "project," "believe," and "estimate," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication facilities, the Company's ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, raw material availability, manufacturing capacity constraints, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.